UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2010

INDUSTRIAL SERVICES OF AMERICA, INC.
(Exact name of registrant as specified in its Charter)

Florida	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane, P.O. Box 32428, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (502) 366-3452

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On April 13, 2010, Industrial Services of America, Inc. (the "Company") entered into a Loan Agreement (the "Loan Agreement") with Branch Banking and Trust Company (the "Bank") and BB&T Bankcard Corporation pursuant to which the Bank agreed to provide the Company a revolving credit facility in the amount of $20,000,000 for the purpose of replacing the Company's existing $12,000,000 promissory note to the Bank and the Company's existing $10,000,000 senior revolving credit facility with the Bank. In addition, Company, the Bank and certain other parties entered into a Modification and Cross-Collateralization Agreement (the "Modification Agreement") pursuant to which the Company and the Bank modified the Company's existing $5,000,000 term loan to the Bank. Proceeds of the new revolving credit facility in the amount of $17.7 million were used to repay the outstanding principal balance of the $12,000,000 promissory note and the amount outstanding under the prior credit facility and to pay closing costs.

With respect to the revolving credit facility, the interest rate is one month LIBOR plus two hundred fifty basis points (2.50%) per annum, adjusted monthly on the first day of each month, with a floor of three and one half percent (3.50%). The revolving credit facility expires on April 13, 2013.  Under the revolving credit facility, the Company is permitted to borrow the lesser of $20,000,000 or the borrowing base, consisting of the sum of 80% of eligible accounts plus 55% of eligible inventory up to $10,000,000. Eligible accounts are generally those receivables that are less than 90 days from the invoice date. As security for the revolving credit facility, the Company provided the Bank a first priority security interest in the accounts receivable from most of its customers and in its inventory. The Company also cross collateralized the revolving line of credit with the $5,000,000 term loan, an existing rental fleet loan in favor of the Bank and a $500,000 purchasing credit card commitment, in addition to all other existing debt the Company owes to the Bank.

The $5,000,000 term loan provides for an interest rate that is the same as the interest rate for the revolving credit facility. Accrued interest is payable monthly, with the first such payment commencing on May 13, 2010.  The outstanding balance under the term loan plus accrued interest is payable in monthly installments in accordance with a 9.5 year amortization schedule, with a final scheduled payment of $3.1 million of principal due at maturity of the note on April 7, 2014. As security for the modified term loan, the Company provided the Bank a first priority security interest in all equipment other than the rental fleet that the Company owns. In addition, the Company provided a first mortgage on the property at the following locations: 3409 Campground Road, 6709, 7023, 7025, 7101, 7103 and 7110 Grade Lane, Louisville Kentucky, 1565 East Fourth Street, Seymour, Indiana and 1617 State Road 111, New Albany, Indiana.  The Company also cross collateralized the term loan with the revolving credit facility, the rental fleet loan, the $500,000 purchasing credit card commitment and all other existing debt the Company owes to the Bank.

In the Loan Agreement, the Company agreed to certain covenants, including the maintenance of minimum tangible net worth of $16,000,000 as of December 31, 2009 (increasing by 40% of after tax net income annually, plus 100% of new equity issued by the Company), maintenance of a ratio of earnings before interest, taxes, depreciation and amortization ("EBITDA") to the sum of the preceding 12 months interest expense plus projected principal payments on long-term debt in the next succeeding 12 months of not less than 1.25 to 1, and maintenance of a ratio of debt to tangible net worth of not more than 3.5 to 1.

Item 1.02        Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL SERVICES OF AMERICA, INC.

Date: April 16, 2010	By:	/s/ Alan L. Schroering
Alan L. Schroering
Chief Financial Officer